Exhibits 5.3 and 23.6
OPINION OF DAVIS POLK & WARDWELL LLP
May 5, 2010
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
Ladies and Gentlemen:
     We have acted as counsel for Patriot Coal Corporation, a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-165052) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering securities including $250,000,000 aggregate principal amount of the Company’s 8.25% Senior Notes due 2018 (the “Notes”) and (ii) the Underwriting Agreement dated April 28, 2010 between the Company and the other several Underwriters named in Schedule II thereto (the “Underwriters”) under which the Company and the Underwriters have severally agreed to purchase from the Company the Notes. The Notes are to be issued pursuant to the provisions of the Indenture (the “Base Indenture”) dated as of May 5, 2010 between the Company and Wilmington Trust Company, as trustee (the “Trustee”), as amended by a first supplemental indenture dated May 5, 2010 (the “First Supplemental Indenture”) among the Company, the Guarantors parties thereto (the “Guarantors”) and the Trustee and a second supplemental indenture (the “Second Supplemental Indenture” and together with the First Supplemental Indenture, the “Supplemental Indentures”) dated May 5, 2010 among the Company, the Guarantors and the Trustee. The Base Indenture as amended by the Supplemental Indentures is hereinafter referred to as the “Indenture”. The Notes will be guaranteed by each of the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”).
     We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
     Based upon the foregoing, we are of the opinion that:
     1. Assuming the due authorization, execution and delivery of the Supplemental Indentures by each Guarantor, the Base Indenture and the Supplemental Indentures are valid and binding agreements of the Company and each Guarantor, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the (x) validity,

Patriot Coal Corporation	May 5, 2010
legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Securities to the extent determined to constitute unearned interest and (y) applicability (and if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.
     2. The Notes are valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued; provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.
     In rendering the opinions in paragraphs (1) and (2) above, we have assumed that each party to the Indentures and the Notes (together, the “Documents”) has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (i) the execution, delivery and performance by each party thereto of each Document to which it is a party, (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, and (ii) each Document is a valid, binding and enforceable agreement of each party thereto (other than as expressly covered above in respect of the Company and each Guarantor).
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate..
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which

Patriot Coal Corporation	May 5, 2010
is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ DAVIS POLK & WARDWELL LLP

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